                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                           Lucent Technologies Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       Notice of 2001 Annual Meeting and
                                proxy statement

                                                  [Lucent business card graphic]

HOW TO VOTE

    YOUR VOTE IS IMPORTANT. MOST SHAREOWNERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD. PLEASE REFER TO YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BANK, BROKER OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU.

ELECTRONIC ACCESS TO PROXY STATEMENT

    MOST SHAREOWNERS CAN VIEW FUTURE PROXY STATEMENTS AND ANNUAL REPORTS OVER THE INTERNET RATHER THAN RECEIVING PAPER COPIES IN THE MAIL. PLEASE REFER TO THE PROXY STATEMENT AND YOUR PROXY CARD FOR FURTHER INFORMATION.

ANNUAL MEETING ADMISSION

    YOU WILL NEED AN ADMISSION TICKET TO ATTEND THE MEETING. IF YOU ARE A SHAREOWNER OF RECORD, OR OWN LUCENT STOCK THROUGH A LUCENT OR AVAYA BENEFIT PLAN, AN ADMISSION TICKET IS INCLUDED WITH THIS MAILING. IF YOU OWN STOCK THROUGH A BANK, BROKER OR OTHER HOLDER OF RECORD, YOU WILL NEED PROOF OF OWNERSHIP TO ATTEND THE MEETING. A RECENT BROKERAGE STATEMENT OR LETTER FROM YOUR BROKER ARE EXAMPLES OF PROOF OF OWNERSHIP.

                            LUCENT TECHNOLOGIES INC.

                              600 Mountain Avenue
                         Murray Hill, New Jersey 07974
             -----------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
             -----------------------------------------------------

TIME........................  9:00 a.m. E.S.T.
                              Wednesday, February 21, 2001
PLACE.......................  Linda W. Chapin Auditorium
                              Orange County Convention Center
                              9800 International Drive
                              Orlando, Florida 32819
ITEMS OF BUSINESS...........  (1) To elect a member of the Board of
                                  Directors, whose term is described in
                                  the proxy statement.
                              (2) To approve the Lucent Technologies
                                  Inc. 2001 Employee Stock Purchase
                                  Plan.
                              (3) To transact such other business,
                                  including consideration of a
                                  shareowner proposal, as may properly
                                  come before the meeting and any
                                  adjournment thereof.
RECORD DATE.................  Holders of Lucent common stock of record at the close of business on December 26,
                              2000, are entitled to vote at the
                              meeting.
ANNUAL REPORT...............  The company's 2000 annual report, which is not a part of the proxy soliciting
                              material, is enclosed.
PROXY VOTING................  It is important that your shares be represented and voted at the meeting. You
                              can vote your shares by completing and
                              returning the proxy card sent to you.
                              Most shareowners can also vote their
                              shares over the Internet or by telephone.
                              If Internet or telephone voting is
                              available to you, voting instructions are
                              printed on the proxy card sent to you.
                              You can revoke a proxy at any time prior
                              to its exercise at the meeting by
                              following the instructions in the
                              accompanying proxy statement.

                                       RICHARD J. RAWSON
                                       Senior Vice President, General Counsel
                                       and Secretary
January 8, 2001

                               TABLE OF CONTENTS
           ----------------------------------------------------------

                                                               Page
                                                             --------
PROXY STATEMENT............................................      1
  Proxies and Voting Procedures............................      2
  Shareowners Entitled to Vote.............................      3
  Required Vote............................................      4
  Electronic Access to Proxy Materials and Annual Report...      4
  Cost of Proxy Solicitation...............................      5

GOVERNANCE OF THE COMPANY..................................      6
  Committees of the Board of Directors.....................      6
  Report of the Audit and Finance Committee................      6
  Corporate Governance and Compensation Committee..........      8
  Compensation of Directors................................      8
  Compensation Committee Interlocks and Insider
    Participation..........................................     10
  Relationship with Independent Public Accountants.........     10
  Section 16(a) Beneficial Ownership Reporting
    Compliance.............................................     10

BOARD OF DIRECTORS.........................................     11
  Nominee for Term Expiring in 2004........................     11
  Directors Whose Terms Will Expire in 2002................     12
  Directors Whose Terms Will Expire in 2003................     13

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS................     14

DIRECTORS' PROPOSAL........................................     15

SHAREOWNER PROPOSAL........................................     19

PERFORMANCE GRAPH..........................................     21

EXECUTIVE COMPENSATION.....................................     22
  Report of the Corporate Governance and Compensation
    Committee on Executive Compensation....................     22
  Summary Compensation Table...............................     28
  Option Grants in Last Fiscal Year........................     30
  Aggregated Option Exercises in Last Fiscal Year and
    Fiscal Year-End Values.................................     31
  Pension Plans............................................     32
  Executive Agreements and Other Relationships.............     34

OTHER MATTERS..............................................     38

APPENDIX A-- Audit Committee Charter of the Audit and
            Finance Committee of the Board of Directors....    A-1

Lucent Technologies Inc.
600 Mountain Avenue                                [LOGO]
Murray Hill, New Jersey 07974

                                PROXY STATEMENT
           ----------------------------------------------------------

    We are providing these proxy materials in connection with the solicitation by the Board of Directors of Lucent Technologies Inc., of proxies to be voted at the company's 2001 Annual Meeting of Shareowners and at any meeting following adjournment thereof.

    You are cordially invited to attend the annual meeting on February 21, 2001, beginning at 9:00 a.m. E.S.T. The meeting will be held in the Linda W. Chapin Auditorium of the Orange County Convention Center, 9800 International Drive, Orlando, Florida 32819. Shareowners will be admitted beginning at 8:00 a.m. E.S.T. The location is accessible to handicapped persons and we will provide wireless headsets for hearing amplification upon request.

    You will need an admission ticket to enter the meeting. If you are a shareowner of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket. A map and directions to the meeting are printed on the admission ticket.

    If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to our transfer agent, The Bank of New York, Church Street Station, P.O. Box 11009, New York, NY 10286. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a Lucent shareowner.

    Lucent's fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2000 or fiscal 2000 refer to the 12-month period from October 1, 1999, through September 30, 2000.

    We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on January 8, 2001 to holders of the company's common stock on December 26, 2000, the record date for the meeting.

PROXIES AND VOTING PROCEDURES

    YOUR VOTE IS IMPORTANT. Because many shareowners cannot attend the meeting in person, it is necessary that a large number be represented by proxy. Most shareowners have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareowners of record will close at 12:01 a.m. E.S.T. on February 21, 2001.

    You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.
    The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded.
    The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.
    All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

    If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

SHAREOWNERS ENTITLED TO VOTE

    Shareowners at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting. Shareowners at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

    On October 1, 2000, there were 3,384,332,104 shares of common stock outstanding.

    FOR BUYDIRECT-SM- PARTICIPANTS: If you are a participant in the BuyDIRECT dividend reinvestment and stock purchase plan, shares held in your BuyDIRECT account are included on, and may be voted using, the proxy card sent to you. The plan's administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the proxy card sent to you.

    FOR LUCENT PLAN PARTICIPANTS: If you are a participant in the Lucent Savings Plan, Lucent Long Term Savings and Security Plan, Lucent INS 401(k) Plan, Ortel Saving Plan, Lucent Employee Stock Purchase Plan, Lucent Long Term Savings and Security Employee Stock Ownership Trust, or Lucent Employee Stock Ownership Plan, you will receive one proxy card for all shares you own through those plans or in an Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of those plans where all accounts are registered in the same name. If you own shares through these plans or in an Employee Stock Purchase Plan account and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under each plan, and shares held in an Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

    FOR AVAYA PLAN PARTICIPANTS: If you are a participant in the Avaya Inc. Savings Plan or the Avaya Inc. Savings Plan for Salaried Employees or hold Lucent stock in an Avaya Employee Stock Purchase Plan account, you will receive one proxy card for all shares you own through those plans or in an Avaya Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of those plans where all accounts are registered in the same name.

    If you hold Lucent stock through any other company's

-SM- BuyDIRECT is a service mark of
 The Bank of New York
stock purchase or savings plan, you will receive voting instructions from that plan's administrator. Please sign and return those instructions promptly to assure that your shares are represented at the meeting.

    In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available at the location of the annual meeting on February 21, 2001, and for 10 days prior to the meeting at 600 Mountain Avenue, Murray Hill, New Jersey, between the hours of 9 a.m. and 4 p.m. E.S.T.

REQUIRED VOTE

    The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

    A plurality of the votes duly cast is required for the election of a Director (i.e., the nominee receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of a Director.

    The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote is required to approve the Lucent Technologies Inc. 2001 Employee Stock Purchase Plan and the shareowner proposal. An abstention is counted as a vote against the Employee Stock Purchase Plan and the shareowner proposal. A broker "non-vote" is not counted for purposes of approving the Employee Stock Purchase Plan and the shareowner proposal.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

    This proxy statement and the 2000 annual report are available on Lucent's Internet site at http:// www.lucent.com/investor. Most shareowners can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

    If you are a shareowner of record, you can choose this option and save the company the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. You can also choose between paper documents and electronic access by calling the Lucent Shareowner Services toll-free number, 1-888-LUCENT6.

    If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Lucent Shareowner Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

    If you hold your Lucent stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

    Most shareowners who hold their Lucent stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access Lucent's proxy statement and annual report.

COST OF PROXY SOLICITATION

    Lucent will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company in person or by telephone, facsimile or other electronic means. We have engaged the firm of Morrow & Co., Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co., Inc. a fee of $17,000 plus expenses for these services.

    In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Lucent stock.

                           GOVERNANCE OF THE COMPANY
           ----------------------------------------------------------

    Pursuant to the Delaware General Corporation Law and the company's by-laws, Lucent's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

    During fiscal 2000, the Board held 11 meetings and the committees held a total of 11 meetings. The average attendance at the Board and committee meetings was 94%.

COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal 2000, the Board of Directors had two ongoing committees: the Audit and Finance Committee and the Corporate Governance and Compensation Committee. Paul Allaire is the Chairman of our Audit and Finance Committee. Franklin Thomas is the Chairman of our Corporate Governance and Compensation Committee. During fiscal 2000, the Audit and Finance Committee met 6 times and the Corporate Governance and Compensation Committee met 5 times.

    In November 2000, the Board reconstituted the Technology Committee to focus on the company's research and development and product development efforts and on the company's use of its intellectual property portfolio. John Young is the Chairman of this committee.

           ----------------------------------------------------------

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE
           ----------------------------------------------------------

    The audit functions of the Audit and Finance Committee are focused on three areas:

    - the adequacy of the company's internal controls and financial reporting process and the reliability of the company's financial statements.

    - the independence and performance of the company's internal auditors and independent auditors.

    - the company's compliance with legal and regulatory requirements.

    We meet with management periodically to consider the adequacy of the company's internal controls and the objectivity of its financial reporting. We discuss these matters with the company's independent auditors and with appropriate company financial personnel and internal auditors.

    We regularly meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee.

    We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management.

    In addition, the committee reviews the company's financing plans and reports recommendations to the full Board for approval and to authorize action.

    The Directors who serve on the committee are all "Independent" for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to Lucent that may interfere with our independence from Lucent and its management.

    The Board has adopted a written charter setting out the audit related functions the committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

    Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls.

    The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

    This year, we reviewed the company's audited financial statements and met with both management and PricewaterhouseCoopers, the company's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

    We have received from and discussed with Price-waterhouseCoopers the written disclosure and the letter required by Independence Standards Board Standard
No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. We also discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Based on these reviews and discussions, we recommended to the Board that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

Paul A. Allaire (Chairman)
Betsy S. Atkins
Franklin A. Thomas

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

    The functions of the Corporate Governance and Compensation Committee include: recommending to the full Board nominees for election as Directors of the company, making recommendations to the Board from time to time as to matters of corporate governance, administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The committee will consider qualified candidates for Director suggested by shareowners in written submissions to Lucent's Corporate Secretary.

    Under Lucent's by-laws, nominations for Director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice along with the additional information and materials required by the by-laws to the Corporate Secretary of the company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year's annual meeting. For Lucent's annual meeting in the year 2002, we must receive this notice on or after October 12, 2001, and on or before November 11, 2001. You can obtain a copy of the full text of the by-law provision by writing to the Corporate Secretary, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

COMPENSATION OF DIRECTORS
    Each non-employee Director receives annually a retainer of $100,000 and an option to purchase 5,000 shares of Lucent stock. The Chairman of each of the Audit and Finance Committee, the Corporate Governance and Compensation Committee and the Technology Committee receives an additional retainer of $10,000. Directors may elect to receive between 50% and 100% of their retainer in Lucent stock or an option to purchase Lucent stock or a combination of stock and an option. Any remainder will be paid in cash. Any option elected will enable the Director to purchase the number of shares resulting from the following formula:

                      Dollar value of
                     retainer taken as
Number                   an option
  of       = 3 X     ------------------
shares               Fair market value
                       of a share of
                      common stock on
                       date of grant

The exercise price per share under the option will be the fair market value of a share on the date of grant. Options will generally become exercisable on the six-month anniversary of the date of grant and have a 10-year term.

    In October 2000, when Mr. Schacht became Chairman and Chief Executive Officer, the Board appointed Mr. Thomas Senior Director. In that capacity,
Mr. Thomas has day-to-day contact with company management, advising Mr. Schacht and others on a broad range of matters. He has also taken on additional corporate governance activities for the Board. For his services as Senior Director, Mr. Thomas will receive twice the regular annual compensation received by Directors.

    Under the company's Deferred Compensation Plan, non-employee Directors may defer all or a portion of their cash and stock compensation to a deferred compensation account. Deferred compensation plan accounts have two components. The first is a Lucent stock portion. The second is a cash portion. Directors can defer receipt of cash retainers to either portion of their accounts. The stock portion of a retainer can be deferred only to the Lucent stock portion of an account. The value of the Lucent stock portion of an account fluctuates based on changes in the price of Lucent stock. Dividend equivalents are credited on the Lucent stock portion of accounts. The cash portion of an account earns interest, compounded quarterly, at an annual rate equal (a) to 120% of the average interest rate for 10-year U.S. Treasury notes for the previous quarter, in the case of deferrals after October 1, 1997, and (b) to the average interest rate for 10-year U.S. Treasury notes for the previous quarter plus 5%, in the case of deferrals on or before that date. Interest rates for deferrals to the cash account may be revised by the Board.

    All distributions from the Lucent stock portion of an account will be made in Lucent stock, unless the company decides otherwise. In the event of a Potential Change in Control, as defined in the plan, the plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of the company's creditors.

    Lucent also maintains a general insurance policy that provides non-employee Directors with travel accident insurance when on company business. An individual who became a non-employee director before 1999 may purchase life insurance under a company program pursuant to which the company will pay a portion of the premium. The amount paid by the company is to be returned to the company no later than following the death of the individual.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal 2000, all of our independent Directors served on the Corporate Governance and Compensation Committee. Franklin A. Thomas was the Chairman of the committee. The other committee members were: Paul A. Allaire, Betsy S. Atkins, Carla A. Hills, Paul H. O'Neill and John A. Young. During fiscal 2000, Patricia F. Russo, formerly Executive Vice President and CEO, Service Provider Networks, was a director of Xerox Corporation, of which Mr. Allaire is Chairman of the Board and Chief Executive Officer. During a portion of fiscal 2000, Mrs. Russo was also a member of the Executive Compensation and Benefits Committee of Xerox.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit and Finance Committee, the Board has reappointed Pricewater-houseCoopers LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning October 1, 2000.

    Representatives of PricewaterhouseCoopers will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Lucent stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Securities and Exchange Commission filing requirements applicable to our Directors and executive officers with respect to fiscal 2000 were met, except that Richard A. McGinn filed his Form 5 late. That filing reported a total of four transactions: three option grants and a gift.

           ----------------------------------------------------------

                               BOARD OF DIRECTORS
           ----------------------------------------------------------

    The Board of Directors is divided into three classes, whose terms expire at successive annual meetings. In late December 2000, Paul H. O'Neill was nominated as the next Secretary of the Treasury of the United States. Following his nomination, Mr. O'Neill resigned from the Board of Directors. We congratulate Mr. O'Neill and thank him for his valued contributions as a Director since 1996.

    One Director will be elected at the annual meeting to serve for a three-year term expiring at the company's annual meeting in 2004. We have nominated Franklin A. Thomas for this position. You can find the principal occupation and other information about Mr. Thomas below.

    The persons named in the proxy card will vote such proxy for the election of Mr. Thomas, unless you indicate that your vote should be withheld. They will not vote for additional Directors. If elected, Mr. Thomas will continue in office until his successor has been duly elected and qualified, or until the earlier of his death, resignation or retirement. We expect Mr. Thomas to be able to serve if elected.

    Beginning on page 12, you can find the principal occupation and other information about the Directors whose terms of office will continue after the annual meeting. You can find information about the Lucent stock ownership of Mr. Thomas and those other Directors on page 14.

    The Board of Directors recommends a vote FOR the election of Mr. Thomas as Director.

           ----------------------------------------------------------

                       NOMINEE FOR TERM EXPIRING IN 2004
           ----------------------------------------------------------

                        Franklin A. Thomas, Director of Lucent since
[PHOTO]                 1996. Consultant to the TFF Study Group since
                        1996 (a non-profit initiative assisting
                        development in southern Africa). Retired
                        President of The Ford Foundation (1979 -1996).
                        Director of Alcoa Inc., Avaya Inc.,
                        Citigroup N.A., Conoco Inc., Cummins Engine
                        Company, Inc.; and PepsiCo, Inc. Committees:
                        Chairman of the Corporate Governance and Compensation Committee and Member of the Audit and Finance Committee. Age: 66.

           ----------------------------------------------------------

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002
           ----------------------------------------------------------

                        Paul A. Allaire, Director of Lucent since
[PHOTO]                 1996. Chairman (since 1991) and Chief
                        Executive Officer (since May 2000 and
                        1990-1999) of Xerox Corporation (document
                        processing services and products). Director of
                        GlaxoSmithKline plc; priceline.com
                        Incorporated; and Sara Lee Corp. Committees:
                        Chairman of the Audit and Finance and member
                        of the Corporate Governance and Compensation
                        Committees. Age: 62.
                                 ----------------------------

                        Henry B. Schacht, Director of Lucent since
[PHOTO]                 1996. Chairman and Chief Executive Officer of
                        Lucent since October 2000. Chairman of the
                        Board (1996-1998) and Chief Executive Officer
                        (1996-1997) of Lucent. Director and Senior
                        Advisor, E.M. Warburg, Pincus & Co., LLC.
                        Chairman (1977-1995) and Chief Executive
                        Officer (1973-1994) of Cummins Engine Company,
                        Inc. Director of Alcoa Inc.; Avaya Inc.; The
                        Chase Manhattan Corporation; The Chase
                        Manhattan Bank, N.A.; Johnson & Johnson;
                        Knoll, Inc.; and The New York Times Co.
                        Age: 66.
                                 ----------------------------

                        John A. Young, Director of Lucent since 1996.
[PHOTO] Chairman-designate of Agere Systems Inc., the microelectronics business that Lucent proposes to spin off. Vice Chairman of Novell, Inc.
                        since 1997. Retired President and Chief
                        Executive Officer of Hewlett-Packard Company
                        (manufacturer of measurement and computation products) (1978-1992). Director of Affymetrix,
                        Inc.; Chevron Corp.; Ciphergen Biosystems,
                        Inc.; GlaxoSmithKline plc and
                        Novell, Inc. Committees: Chairman of the
                        Technology Committee and member of the
                        Corporate Governance and Compensation
                        Committee. Age: 68.

           ----------------------------------------------------------

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003
           ----------------------------------------------------------

                        Betsy S. Atkins, Director of Lucent since
[PHOTO]                 April 2000. Chief Executive Officer of Baja
                        Corporation (investor in early stage,
                        high-tech companies). Director of Advance
                        Switching Communications Inc.; Polycom, Inc.
                        and Selectica Inc. Helped found Ascend
                        Communications, Inc., and was a member of its
                        board prior to its acquisition by Lucent in
                        1999. Committees: Member of the Audit and
                        Finance, Corporate Governance and Compensa-
                        tion and Technology Committees. Age: 45.
                                 ----------------------------

                        Carla A. Hills, Director of Lucent since 1996.
[PHOTO]                 Chairman and Chief Executive Officer of Hills
                        & Company (international consultants) since
                        1993. United States Trade Representative
                        (1989 -1993). Director of American
                        International Group, Inc.; Chevron Corp.; and
                        Time Warner Inc. Committees: Member of the
                        Corporate Governance and Compensation
                        Committee. Age: 66.

                  SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS
           ----------------------------------------------------------

    The following table sets forth information concerning the beneficial ownership of the company's common stock as of October 1, 2000, for: (a) each Director, (b) our Chief Executive Officer during fiscal 2000 and the four other most highly compensated executive officers and (c) the Directors and executive officers as a group. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities. All share amounts and totals reflect anti-dilution adjustments made to stock options and restricted stock unit awards following the spin-off of Avaya.

                                    Common Stock        Other
                                    Beneficially     Common Stock
              Name                  Owned(1)(2)     Equivalents(3)        Total
---------------------------------  --------------   --------------   ---------------
               (a)
Paul A. Allaire..................       33,728               --            33,728
Betsy S. Atkins..................       11,975               --            11,975
Carla A. Hills...................       23,675           52,539            76,214
Henry B. Schacht.................    1,183,520           12,767         1,196,287
Franklin A. Thomas...............       18,318           45,132            63,450
John A. Young....................       10,072           14,969            25,041
               (b)
Richard A. McGinn................    2,914,050(4)     1,052,446         3,966,496
Deborah C. Hopkins...............        1,500          120,876           122,376
John T. Dickson..................      194,351          309,845           504,196
Ben Verwaayen....................      721,229          475,445         1,196,674
Donald K. Peterson...............      789,375            5,952           795,327
               (c)
Directors and Executive
Officers as a Group (14
  persons).......................    8,698,597        2,946,062        11,644,659

Footnotes

(1) No individual Director or officer identified above beneficially owns 1% or more of Lucent's outstanding common stock, nor do the Directors and executive officers as a group. The company does not know of any person who beneficially owns more than 5% of the outstanding common stock.

(2) Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 1, 2000 pursuant to stock options awarded under company stock plans:

    - Paul A. Allaire--10,072 shares

    - Betsy S. Atkins--10,375 shares

    - Carla A. Hills--13,048 shares

    - Henry B. Schacht--1,179,808 shares

    - Franklin A. Thomas--16,850 shares

    - John A. Young--10,072 shares

    - Richard A. McGinn--2,692,090 shares

    - John T. Dickson--183,062 shares

    - Ben Verwaayen--721,227 shares

    - Donald K. Peterson--711,757 shares

    - Directors and Executive Officers as a Group--8,085,312 shares

   Also includes 5,237 shares subject to a restricted stock unit award held by Mr. Dickson that vested in October 2000. Of these shares, 110 were withheld to pay applicable withholding taxes. Mr. Dickson deferred receipt of the remaining shares under the company's Deferred Compensation Plan.

(3) Includes restricted stock units and amounts held in Lucent stock accounts under the company's Deferred Compensation Plan. The value of these accounts depends directly on the market price of shares.

(4) Includes 27,734 shares held by a charitable foundation over which Mr. McGinn has shared voting and investment power.

                         DIRECTORS' PROPOSAL TO APPROVE
                   THE LUCENT TECHNOLOGIES INC. 2001 EMPLOYEE
                              STOCK PURCHASE PLAN
           ----------------------------------------------------------

    We are asking shareowners to approve a new employee stock purchase plan. This plan will replace our existing employee stock purchase plan, which is scheduled to expire this year. The plan allows employees to purchase Lucent stock using payroll deductions. We are asking shareowners to approve the plan so that employees may receive the special tax treatment provided by section 423 of the Internal Revenue Code. The new plan is an important element in our efforts to recruit and retain the talent we need to maintain and improve the company's competitive position.

    If approved by shareowners, the new plan will become effective on July 1, 2001, or sooner if the Board of Directors determines, at which time the existing plan will terminate. The new plan, which has been approved by the Board of Directors, provides for the issuance of up to 250 million shares. As of November 1, 2000, approximately 163 million shares remained available for purchase under the existing plan. Any shares that remain available under the existing plan when the new plan becomes effective and the existing plan terminates will not be added to the shares available for purchase under the new plan.

SUMMARY OF THE NEW PLAN

    PURPOSE. The purpose of the new plan is to provide employees of Lucent and designated subsidiaries with an opportunity to purchase Lucent common stock and, therefore, to have an additional incentive to contribute to the success of the company.

    ADMINISTRATION. The new plan will be administered by the Corporate Governance and Compensation Committee of Lucent's Board of Directors. The committee has full power to interpret the plan, and its decisions will be final and binding upon all participants.

    ELIGIBILITY. Any employee of Lucent or any of the subsidiaries designated by the committee will be eligible to participate in the new plan. However, no employee will be eligible to participate in the new plan if, immediately after the grant of an option to purchase stock under the plan, that employee would own 5% of either the voting power or the value of Lucent's common stock. No employee's rights to purchase Lucent common stock pursuant to the plan may accrue at a rate that exceeds $25,000 per calendar year. As of October 31, 2000, approximately 139,100 Lucent employees, including 7 executive officers, would have been eligible to participate in the plan.

    PARTICIPATION. Under the new plan a participant must authorize payroll deductions, which may not exceed 10% of their eligible compensation. An employee's right to participate in the plan terminates when the employee's employment with the company terminates.

    The new plan provides for offering periods of 24 months each. The committee may make a particular offering period shorter or longer, but not longer than 27 months. A participant in the plan would purchase stock at approximately six-month intervals, although the committee has the authority to provide for purchase periods of different lengths. The first business day of each offering period is referred to as the entry date, except that for people who elect to participate after that date, the entry date is the first business day of the first purchase period beginning after their election.

    Each participant is automatically granted an option to purchase shares of common stock on his or her entry date. The option generally expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during that purchase period. In addition to the limitation described above, no participant may purchase more than 500 shares of common stock during any purchase period, unless the committee determines otherwise.

    PURCHASES. Shares of common stock will be purchased under the new plan at a price equal to 85% of the fair market value of a share of Lucent common stock on
(1) the relevant entry date or (2) the last trading day of the purchase period, whichever is less. Under the existing plan, shares are purchased monthly at a price equal to 85% of the fair market value of a share of Lucent common stock on the last trading day of the month.

    On December 22, 2000, the reported last sale price per share of Lucent common stock was $13.625. The number of shares of Lucent common stock a participant purchases in each purchase period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that purchase period by the purchase price.

    TERMINATION OF EMPLOYMENT. Termination of a participant's employment other than by reason of death, disability or retirement immediately cancels his or her option and participation in the new plan. If this occurs, the payroll deductions credited to the participant's account will be returned without interest to him or her. If a participant dies, retires or terminates employment due to disability, his or her accumulated payroll deductions will be used to purchase shares on the applicable purchase date, unless the purchase date occurs more than three months after the event.

    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR SALE OF ASSETS. In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting Lucent's common stock, adjustments may be made in the number of shares of stock subject to the new plan, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of Lucent or the merger or consolidation of Lucent with another company, the Board may determine that each option will be assumed by, or an equivalent option substituted by the successor company or an affiliate, that the purchase date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded.

    AMENDMENT AND TERMINATION. The Board of Directors may terminate or amend the new plan at any time, except that it may not increase the number of shares subject to the plan other than as described in the above. The new plan will continue until all of the shares authorized for the plan are sold unless terminated by the Board sooner.

    WITHDRAWAL. A participant may withdraw from a purchase period and have any payroll deductions returned to the participant under conditions established by the committee. The committee may also establish rules limiting the frequency with which participants may withdraw and may establish a waiting period for participants wishing to re-authorize payroll deductions.

    NEW PLAN BENEFITS. Because benefits under the new plan will depend on employees' elections to participate and the fair market value of Lucent common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the new plan is approved by the shareowners. Non-employee directors are not eligible to participate in the new plan.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    If shareowners approve this proposal, the new plan, and the right of participants to make purchases thereunder, should qualify for treatment under the provisions of sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the plan are sold or otherwise disposed of.

    Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable entry date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of

        (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

        (ii) an amount equal to 15% of the fair market value of the shares as of the applicable entry date.

    Any additional gain should be treated as long-term capital gain.

    If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

    Lucent is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to Lucent.

    The foregoing discussion is not intended to cover all tax consequences of participation in the new plan. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax during the period beginning with the grant of an option and ending with the disposition of the Lucent shares acquired through the exercise of the option. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state/local income tax in the United States.

OTHER MATTERS

    The Board has not determined what action it will take if the new plan is not approved by shareowners, although it does have the power to extend the term of the existing plan.

    A copy of the new plan was filed electronically with the Securities and Exchange Commission with this proxy statement.

    The Board of Directors recommends that shareowners vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners specify otherwise in their proxies.

                              SHAREOWNER PROPOSAL
           ----------------------------------------------------------

    Any shareowner who intends to present a proposal at the annual meeting in the year 2002 must deliver the proposal to the Corporate Secretary at 600 Mountain Avenue, Murray Hill, New Jersey 07974:

    - not later than September 10, 2001, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934

    - On or after October 12, 2001, and on or before November 11, 2001, if the proposal is submitted pursuant to Lucent's by-laws, in which case we are not required to include the proposal in our proxy materials.

                              SHAREOWNER PROPOSAL
        ----------------------------------------------------------------

    MRS. EVELYN Y. DAVIS, HAVING AN OFFICE AT THE WATERGATE OFFICE BUILDING, SUITE 215, 2600 VIRGINIA AVENUE, N.W., WASHINGTON, D.C. 20037, OWNER OF 400 SHARES, HAS PROPOSED THE ADOPTION OF THE FOLLOWING RESOLUTION AND HAS FURNISHED THE FOLLOWING STATEMENT IN SUPPORT OF HER PROPOSAL:

RESOLVED: "That the stockholders of Lucent Technologies recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS:

    "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

    "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

    "Last year the owners of 840,639,048 shares, representing approximately 42.8% of shares voting, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

                                COMPANY RESPONSE
        ----------------------------------------------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

    The Board of Directors continues to believe that this proposal is not in the best interests of Lucent or its shareowners.

    The Board continues to believe that Directors who are elected to three-year terms are just as accountable to shareowners as Directors who are elected on an annual basis. We have fiduciary duties that do not depend on how often we are elected. We also have in place policies that further the accountability of the Board to the shareowners:

- We have a performance evaluation process, through which Directors candidly assess the effectiveness of the Board and identify areas requiring improvement or change.

- We have a compensation program that directly aligns the Directors' interests with those of the shareowners by requiring that a substantial portion of each Director's retainer be paid in Lucent stock or an option to purchase Lucent stock. In fiscal 2000, the majority of the eligible Directors elected to take their entire retainer in stock or an option to purchase stock.

    The Board also continues to believe that having a staggered Board assures continuity and stability of the company's business strategies and policies. This is especially important in light of the fast-paced, competitive industry in which Lucent operates. Because at least two shareowner meetings would be required to effect a change in control of the Board, a majority of the Directors at any given time will be familiar with the company's business strategy through service as a Director. In addition, in the event of an unfriendly or unsolicited takeover proposal, the staggered system gives the Board the greatest opportunity to negotiate with a third party or to consider other alternatives that would maximize shareowner value.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

                               PERFORMANCE GRAPH
           ----------------------------------------------------------

    The graph below provides an indicator of cumulative total shareowner returns for Lucent as compared with the S&P Technology Sector Index and the S&P 500 Stock Index weighted by market value at each measurement point.

    This graph covers the period of time from September 30, 1996, through September 30, 2000.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Total Returns

                      30-SEP-96  30-SEP-97  30-SEP-98  30-SEP-99  30-SEP-00
Lucent Technologies     $100.00    $178.03    $303.84    $570.13    $268.02
S&P Technology Index    $100.00    $162.41    $183.86    $321.32    $383.95
S&P 500 Index           $100.00    $140.44    $153.15    $195.73    $221.72

                       September 30,   September 30,   September 30,   September 30,   September 30,
                           1996            1997            1998            1999            2000
                       -------------   -------------   -------------   -------------   -------------
Lucent
  Technologies.......     $100.00         $178.03         $303.84         $570.13         $268.02

S&P Technology
  Index..............     $100.00         $162.41         $183.86         $321.32         $383.95

S&P 500 Stock
  Index..............     $100.00         $140.44         $153.15         $195.73         $221.72

                             EXECUTIVE COMPENSATION
           ----------------------------------------------------------

                       REPORT OF THE CORPORATE GOVERNANCE
                           AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION
        ----------------------------------------------------------------

    Our report covers the following topics:

- Role of the Corporate Governance and Compensation Committee

- Executive Compensation Guiding Principles

- Components of Our Compensation Program

- Compensation of the Chief Executive Officer

- Broader Employee Compensation

ROLE OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

    As a committee, we set the overall compensation principles for the company and review the entire compensation program every year. We also review and establish the individual compensation levels for the members of the senior leadership team and have considered the advice of independent, outside consultants in determining whether the amounts and types of compensation the company pays its officers are appropriate. None of the members of the committee is a current or former employee of the Company.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

    The goal of our compensation program is to attract, motivate and retain the highly talented individuals Lucent needs to be a market leader in a highly competitive industry. The following principles guided the development of the program:

- COMPENSATION SHOULD BE RELATED TO PERFORMANCE

    We believe that the better an individual performs, the higher the individual's compensation should be. We believe that individual compensation should also be tied to how well the company performs financially so that when the company's performance is better than our objectives, individuals should be paid more and when the company's performance does not meet our objectives, any incentive award payment will be at the committee's discretion.

- LUCENT EMPLOYEES SHOULD OWN LUCENT STOCK

    We provide Lucent employees at all levels with a number of ways to become shareowners. We have made stock option grants to broad segments of the employee population and have programs that are intended to increase stock ownership among employees. These programs include stock option plans under which we make discretionary stock option grants to employees worldwide, an employee stock purchase plan which enables employees to purchase Lucent stock at a discount through payroll deductions and 401(k) savings plans that allow U.S. employees to invest in company stock. Our goal is to have market competitive stock programs that encourage each employee to act like an owner of the business.

- INCENTIVE COMPENSATION SHOULD BE A GREATER PART OF TOTAL COMPENSATION FOR MORE SENIOR POSITIONS

    The proportion of an individual's total compensation that varies with individual and company performance objectives should increase as the individual's business responsibilities increase. For fiscal 2000, approximately 90% of the total target pay opportunity of our former Chief Executive Officer, Richard A. McGinn, was at risk against short and long term performance goals.

- OTHER GOALS

    As described below, our compensation program is designed to balance short and long term financial objectives, build shareowner value and reward individual, team and corporate performance.

    We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target executive compensation levels between the 50th and the 75th percentile of our comparison group. The company's competitors for executive talent are not necessarily the same companies that are included in the S&P Technology Sector Index used to compare shareowner returns (see Performance Graph, page 21) because the company generally requires skills from a more varied set of backgrounds.

    It is our goal to have most of the compensation paid to the company's five most highly compensated executive officers qualify as performance based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under those plans will be fully deductible. However, some of the compensation we pay cannot be deducted. The compensation paid to those officers that cannot be deducted includes salary, the value of perquisites and restricted stock unit awards, to the extent that the aggregate value of these amounts exceeds $1 million. Based on the complexity of managing an enterprise as large and diverse as Lucent, the rapidly changing nature of our business and the amount at stake for our shareowners, we believe it is appropriate to pay that compensation, even though it is not tax-deductible.

COMPONENTS OF OUR COMPENSATION PROGRAM

    The four components of our compensation program are:

- Base Salary

- Short Term Bonus

- Long Term Incentives

- Special Equity Grants

    1. Base Salary

    We set base salaries for all officers at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. While we conduct surveys annually, we usually adjust salaries only when our market surveys show a significant deviation. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

    2. Short Term Incentives

    We designed the annual bonus component of incentive compensation to align officer pay with the short term (annual) performance of the company. In 2000, one half of the annual bonus opportunity was based on corporate earnings per share objectives. The other half of the annual bonus opportunity was tied to individual and team performance, as determined by the committee at the end of the year. This year we did not award any bonuses based on company performance and awarded bonuses based on individual performance only when the individual's business unit met our performance expectations for the year. When we evaluate individual performance, we consider factors such as leadership, customer focus, business knowledge, innovation, social responsibility, and execution of Lucent's business strategy.

    3. Long Term Incentives: Stock Options and Three-Year Performance Awards

    We generally make grants of stock options to officers once a year. These annual options have an exercise price equal to the fair market value of a share the day we grant the options. These options generally vest within four years and expire ten years from the date of the grant. We base target grants on a comparison to our selected sample group; however, grants to individuals are adjusted based on individual performance, retention and other special circumstances.

    In the past, we also granted long term performance awards to officers. Under these awards, officers can receive cash payments based on the company's performance over a three-year period. We no longer grant long term performance awards, having replaced them as part of our compensation program with stock options.

    Three years ago, we granted long term performance awards that would have paid out in the fall of 2000. Based on the company's financial performance over the three year performance period, we decided not to make any payments on these awards.

    4. Special Equity Grants: Stock Options and Restricted Stock Units

    We believe that ownership of Lucent stock is a key element of our compensation program and that retention of our officer team is essential to Lucent's success. From time to time, we make special equity grants to help accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock units or a combination of the two. These awards typically have longer vesting periods than annual awards.

    Following the spin-off of Avaya, all stock options and restricted stock unit awards for Lucent employees were adjusted so that holders of these awards will receive only Lucent stock, and not Avaya stock, when they exercise their stock options or when their restricted stock units vest. As part of these adjustments, for each stock option both the number of shares covered by the option and the exercise price were adjusted, and for each restricted stock unit award the number of shares covered by the award was adjusted, in each case, to preserve the value of these awards after the spin-off. Throughout this proxy statement, information about stock options and restricted stock unit awards granted before the spin-off has been restated to reflect these adjustments.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In fiscal 2000, the company's most highly compensated officer was Richard A. McGinn, our former Chairman of the Board and Chief Executive Officer. Below you will find a description of Mr. McGinn's compensation for fiscal 2000.

    At our compensation targets, approximately 10% of Mr. McGinn's total annual compensation would have been base salary, 12% would have been short term incentive compensation and 78% would have been long term incentive compensation.

BASE SALARY:

    In fiscal 2000, we did not change Mr. McGinn's base salary of $1,100,000. This base salary had not been adjusted since October 1997.

SHORT TERM INCENTIVES:

    Based on the company's financial performance in fiscal year 2000, we decided not to award Mr. McGinn any short-term bonus.

LONG TERM INCENTIVES:

    In fiscal 2000, we granted Mr. McGinn three stock options, covering a total of 3,424,820 shares. One option, covering 402,920 shares, was part of our annual grant program. The other two options were special grants that we made to address significant changes in market compensation levels. One of these grants covered 1,007,300 shares. The remaining option covered 2,014,600 shares.

PERFORMANCE AWARDS:

    Based on the company's financial performance over the three year period ending in fiscal 2000, we decided not to make any payment to Mr. McGinn under a performance award granted in fiscal 1998.

    At the time this proxy statement went to press, we were in discussions with Mr. McGinn concerning the financial and other terms of his departure from the company, although no agreement had been reached.

BROADER EMPLOYEE COMPENSATION

    We operate in an extremely competitive industry. We compete not only with respect to the products we sell, but also for the increasingly scarce, talented people who conceive, design, build, sell and service these products.

    Our competitors for talent include both large, established equipment manufacturers, and start-up companies focused on new technologies. Start-up companies are able to offer their employees stock option grants with very substantial upside potential if their products are successful.

    Unless our compensation policies are competitive, we will lose our most vital asset: our people. Without the right people, we will not be able to compete effectively.

    In this environment, we have found it necessary to become more aggressive in our policies concerning stock options. We have increased our guidelines as to how many stock options employees receive and have significantly increased the percentage of our management and technical population that receive stock option grants.

    In addition, following a very significant decline in our stock price that threatened the ability of recently granted options to encourage employees to stay with the company, we made a special stock option grant in August to employees other than officers who had received grants earlier in the calendar year. Unlike our regular stock options, these stock options will expire in two years. They also require one year of service before they vest. We granted options of this type to about 60,000 employees worldwide (including Avaya employees), covering a total of approximately 100 million shares.

    We carefully considered these compensation actions, taking into account shareowners' concerns, and felt that these actions were vital to our continuing efforts to retain our people, and to improve our competitive position.

Franklin A. Thomas (Chairman)
Paul A. Allaire
Betsy S. Atkins
Carla A. Hills
John A. Young

                           SUMMARY COMPENSATION TABLE

                                                           Annual Compensation(2)              Long Term Compensation(2)
                                                                                                        Awards
                                                                                    Other
                                                                                   Annual     Restricted        Securities
                                                                                   Compen-      Stock           Underlying
              Name and                            Salary           Bonus           sation      Award(s)          Options
       Principal Position(1)           Year         ($)            (3)($)          (4)($)       (5)($)             (#)

Richard A. McGinn(6)                    2000     1,100,000               --        137,384            --        3,424,820
  Chairman of the Board                 1999     1,100,000        5,129,636        157,323            --        1,410,220
  and Chief Executive Officer           1998     1,100,000       11,861,652(8)     120,914     8,606,260        1,108,030

Deborah C. Hopkins(9)                   2000       287,083        4,650,000(10)    228,215     3,667,499        1,057,664
  Executive Vice President              1999            --               --             --            --               --
  and Chief Financial Officer           1998            --               --             --            --               --

John Dickson                            2000       436,667          350,000         22,745            --        1,551,242
  President and CEO,                    1999       365,000          821,343         20,898            --          110,803
  Microelectronics and                  1998       331,000          631,061         20,511     6,317,190          100,730
  Communications Technologies

Ben Verwaayen(11)                       2000       700,000               --         25,902            --          564,088
  Vice Chairman                         1999       700,000        1,936,570         23,126            --          201,460
                                        1998       691,667        2,729,554         90,698     2,840,066          443,212

Donald K. Peterson                      2000       700,000               --         27,400     4,584,373        1,108,030
  President and CEO,                    1999       600,000        1,625,329         61,050            --          141,022
  Enterprise Networks Business          1998       584,583        1,473,000         28,674     2,840,066          402,920
  (now Avaya Inc.)

                                       Payouts
                                                    All
                                                   Other
                                        LTIP      Compen-
              Name and                 Payouts    sation
       Principal Position(1)             ($)      (7)($)
Richard A. McGinn(6)                         --    35,781
  Chairman of the Board               2,165,680    23,077
  and Chief Executive Officer                --    23,153
Deborah C. Hopkins(9)                        --   694,719
  Executive Vice President                   --        --
  and Chief Financial Officer                --        --
John Dickson                                 --    28,773
  President and CEO,                    263,960    32,863
  Microelectronics and                       --    44,353
  Communications Technologies
Ben Verwaayen(11)                            --    19,519
  Vice Chairman                         900,000    53,814
                                             --   420,296
Donald K. Peterson                           --    56,925
  President and CEO,                    675,540   108,015
  Enterprise Networks Business               --    61,134
  (now Avaya Inc.)

(1) Includes those who in fiscal 2000 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. The positions shown are the principal positions held during fiscal 2000.

                   Explanatory footnotes continue on page 29

FOOTNOTES

(2) Compensation deferred at the election of a named officer is included in the category (e.g., bonus or LTIP payouts) and year in which it would have otherwise been reported had it not been deferred. All share amounts have been adjusted to reflect Lucent's 2-for-1 stock splits in 1999 and 1998. Following the spin-off of Avaya, all stock options and restricted stock unit awards held by Lucent employees were adjusted so that holders of these awards will receive only Lucent stock, and not Avaya stock, when they exercise their stock options or when their restricted stock units vest. As part of these adjustments, for each option both the number of shares covered by the option and the exercise price were adjusted, and for each restricted stock unit award the number of shares covered by the award was adjusted, in each case, to preserve the value of these awards after the spin-off. Information in this table reflects these adjustments.

(3) The bonus amounts shown for 1999 include the regular annual bonus as well as additional amounts paid as short term awards and which were earned with respect to the 1996-1998 cycle long term incentive plan awards. The 1996-1998 awards were granted by AT&T before Lucent was spun off from AT&T, did not have performance criteria and were reported as restricted stock grants in 1996. The additional amounts resulted from a supplemental award made by Lucent in fiscal 1998 to provide the recipients with an incentive to improve the company's financial performance.

(4) Includes (a) payments of above-market interest on deferred compensation,
    (b) tax reimbursement payments and (c) certain fringe benefits. In 2000, Mr. McGinn had personal use of company aircraft valued at $40,290 and received financial counseling services valued at $24,507. In 1999, Mr. McGinn had personal use of company aircraft valued at $44,463 and received financial counseling services valued at $39,871. In 1998, Mr. McGinn had personal use of company aircraft valued at $37,063 and received a $16,800 car allowance. In 2000, Ms. Hopkins received home security equipment valued at $88,956. In 1998, Mr. Verwaayen had personal use of company aircraft valued at $26,934 and received a $16,800 car allowance. In 1999, Mr. Peterson received a $16,800 car allowance.

(5) Dividend equivalents relating to cash dividends paid by Lucent are paid in cash on restricted stock units granted before fiscal 2000. Based on the closing price of Lucent stock on the New York Stock Exchange on September 30, 2000, the aggregate number and value of all restricted stock unit holdings on such date were 1,018,312 shares and $30,896,604 for Mr. McGinn; 120,876 shares and $3,667,498 for Ms. Hopkins; 262,029 shares and $7,950,222 for Mr. Dickson; 475,445 shares and $14,425,477 for
    Mr. Verwaayen; and 530,107 shares and $16,083,976 for Mr. Peterson.

(6) Mr. McGinn ceased being Chairman of the Board and Chief Executive Officer on October 22, 2000.

(7) The amounts shown for 2000 include (a) company contributions to savings plans ($7,208 for Mr. Dickson; $6,324 for Mr. Peterson); (b) the dollar value of the benefit or premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis ($35,781 for Mr. McGinn, $27,876 for Ms. Hopkins, $8,802 for Mr. Dickson, $19,519 for Mr. Verwaayen, $24,885 for Mr. Peterson); and (c) payments equal to lost company savings plan matching contributions resulting from tax code limitations ($12,763 for Mr. Dickson and $25,716 for Mr. Peterson); and (d) payment of $666,843 of relocation expenses for Ms. Hopkins.

(8) Mr. McGinn's 1998 bonus includes a regular annual bonus of $4,417,652, and a special one-time bonus payment of $7,444,000.

(9) Ms. Hopkins became Executive Vice President and Chief Financial Officer on April 21, 2000.

(10) The amounts shown under "Bonus" for Ms. Hopkins include a hiring bonus of $4,000,000, and a bonus of $650,000 that was paid pursuant to her employment agreement.

(11) The amounts shown under "Bonus" for Mr. Verwaayen for 1998 include $667,354 from a hiring bonus.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     Individual Grants(1)
                                                              ------------------------------------------------------------------
                                                              Number of     % of Total
                                                                Shares      Options                                    Grant
                                                              Underlying    Granted to                                 Date
                                                               Options      Employees     Exercise                    Present
                                                               Granted      in Fiscal      Price     Expiration      Value (2)
Name                                                             (#)         Year         ($/Sh)        Date            ($)
------------------------------------------------------------   ---------       ----       -------    ----------    -------------
Richard A. McGinn                                              2,014,600       0.76%      62.6986    4/18/2010        56,449,092(3)
                                                               1,007,300       0.38%      58.1071    10/24/2009       27,690,677(4)
                                                                 402,920       0.15%      58.1071    10/24/2009       10,040,766(5)

Deborah C. Hopkins                                               327,372       0.12%      62.0781    4/20/2010         9,061,657(6)
                                                                 327,372       0.12%      54.6635    5/21/2010         8,141,742(7)
                                                                 402,920       0.15%      42.1610    8/23/2010         7,525,337(8)

John Dickson                                                     402,920       0.15%      58.1071    10/24/2009       10,040,766(4)
                                                                 141,022       0.05%      58.1071    10/24/2009        3,514,268(5)
                                                               1,007,300       0.38%      52.3367    2/15/2010        22,916,075(9)

Ben Verwaayen                                                    161,168       0.06%      58.1071    10/24/2009        4,016,306(5)
                                                                 402,920       0.15%      52.3367    2/15/2010         9,166,430(9)

Donald K. Peterson                                               100,730       0.04%      58.1071    10/24/2009        2,510,191(5)
                                                               1,007,300       0.38%      58.7896    2/28/2010        25,726,442(10)

Footnotes

(1) All share amounts and exercise prices reflect adjustments made following the spin-off of Avaya.

(2) In accordance with Securities and Exchange Commission rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Lucent's common stock during the applicable period.

(3) This option vests 4 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 40%, annual dividend yield of .002% and an interest rate of 6.27%. This option was transferable to family members or entities in which family members have significant interests.
    Mr. McGinn transferred this option to a family member.

(4) This option vests 5 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after six years, volatility of 37%, annual dividend yield of .001% and an interest rate of 6.4%.

(5) This option vests 3 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 37%, annual dividend yield of .001% and an interest rate of 6.36%.

(6) This option vests 3 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 40%, annual dividend yield of .002% and an interest rate of 6.2%.

(7) This option vests 3 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 40%, annual dividend yield of .002% and an interest rate of 6.78%.

(8) This option vests 3 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 40%, annual dividend yield of .002% and an interest rate of 6.02%.

(9) This option vests 4 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 37%, annual dividend yield of .001% and an interest rate of 6.71%.

(10) This option vests 3 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 37%, annual dividend yield of .001% and an interest rate of 6.70%.

                      AGGREGATED OPTION EXERCISES IN LAST
                   FISCAL YEAR AND FISCAL YEAR-END VALUES(1)

                                                                                                Number of
                                                                                               Securities
                                                                                               Underlying           Value of
                                                                                               Unexercised        In-the-Money
                                                                                            Options at Fiscal   Options at Fiscal
                                                                                              Year End (#)        Year End ($)
                                                             Shares                         -----------------   -----------------
                                                            Acquired           Value          Exercisable/        Exercisable/
Name                                                     on Exercise (#)    Realized ($)      Unexercisable       Unexercisable
----                                                     ---------------   --------------   -----------------   -----------------
Richard A. McGinn                                                 --                   --       2,692,090             49,516,890
                                                                                                5,640,880(2)           9,765,512

Deborah C. Hopkins                                                --                   --              --                     --
                                                                                                1,057,664                     --

John Dickson                                                 138,289            6,507,007         183,062              2,482,387
                                                                                                1,723,826              1,398,496

Ben Verwaayen                                                     --                   --         721,227              7,895,016
                                                                                                1,521,022              8,275,734

Donald K. Peterson                                           448,115           23,992,181         711,757             12,789,769
                                                                                                1,551,242              3,030,440

(1) All share amounts reflect adjustments made following the spin-off of Avaya.

(2) Includes an option covering 2,014,600 shares that Mr. McGinn transferred to a family member.

PENSION PLANS

    Lucent has a non-contributory pension plan, the Lucent Retirement Income Plan, which covers most management employees, including its executive officers. Two programs are available under this plan: the Service Based Program and the Account Balance Program.

    The Service Based Program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant's adjusted career average pay is equal to 1.4% of the sum of the individual's (a) average annual pay for the five years ending December 31, 1998 (excluding the annual bonus award paid in December 1997), times the number of years of service prior to January 1, 1999, (b) pay subsequent to December 31, 1998, and (c) annual bonus award paid in December 1997. Average annual pay used in the Service Based Program includes base salary and annual bonus awards.

    The Account Balance Program generally covers management employees hired on or after January 1, 1999, including Ms. Hopkins. Under this program, the company establishes an account for each participating employee and makes annual contributions to that account based on the employee's age, salary and bonus, in accordance with the following schedule:

                   Contributions
                   as a percent
                   of salary and
       Age             bonus
-----------------  -------------
21 - less than 30  3.00%
30 - less than 35  3.75%
35 - less than 40  4.50%
40 - less than 45  5.50%
45 - less than 50  6.75%
50 - less than 55  8.25%
   55+             10.00%

In addition, interest is credited on the last day of the year.

    Federal laws place limitations on compensation amounts that may be included under the pension plan. In 2000, up to $170,000 in eligible base salary and annual bonus could be included in the calculation under this plan. For
Mr. McGinn, Ms. Hopkins and Messrs. Dickson and Peterson, as well as other executive officers, only base salary is taken into account in the formula used to compute pensions under this plan.

    The normal retirement age under the plan is 65; however, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits under the Service Based Program. If an employee's age (which must be at least 50) plus service, when added together, is equal to or greater than 75 years the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year age plus service is less than 75. Once vested, normally after five years of service, an employee participating in the Account Balance Program is entitled to the amounts in his or her account when he or she leaves the company.

    Compensation and benefit amounts which exceed the applicable federal limitations, as well as pension amounts related to annual bonus awards payable to executive officers, are paid under the company's supplemental pension plan, the Lucent Supplemental Pension Plan. This plan is a noncontributory plan and has the same two programs and uses the same adjusted career average pay formula and eligibility rules as the Retirement Income Plan. The company pays all benefits under this plan from its general assets.

    The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by pensions under the management and supplemental pension plans.

    In addition to the benefits described above, Mr. Dickson is entitled to a supplemental pension benefit under the supplemental pension plan. This benefit is available to certain management employees who were hired at age 35 or over at specified levels and who terminate with at least five years service at such level. The plan provides additional pension credits equal to the difference between age 35 and the maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at one-half the rate in the management pension plan. Pensions under the management and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

    When he left the company, Mr. McGinn became entitled to an annual pension of approximately $1 million. If Mr. Dickson continues in his current position and retires at the normal retirement age of 65, the estimated total annual pension payable to him under the Service Based Program of the management and supplemental pension plans would be $635,000.

    The amounts given for Messrs. McGinn and Dickson are straight-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available.

    Ms. Hopkins' estimated balance in the Account Balance Program at age 65 would be $715,000. This represents a lump sum payment; other optional forms of payment are available.

    Mr. Peterson is now the Chief Executive Officer of Avaya. Avaya will be responsible for all pension benefits payable to Mr. Peterson based on his service at Lucent.

    Mr. Verwaayen is entitled to a pension benefit intended to provide him, after taking into account all other pension benefits, with an annual pension equal to one half of his average salary and annual bonus for the three years preceding his leaving the company. If Mr. Verwaayen leaves the company before reaching age 60, payments under this arrangement will not begin until Mr. Verwaayen reaches age 60 and the amount of the payments will generally be reduced unless the reason is his death or disability or a company-initiated termination other than for cause. Assuming retirement at age 60, Mr. Verwaayen would receive an estimated annual pension (before reduction for any other pension to which he may be entitled) of $1,550,000 under this arrangement.

    Certain of the company's non-qualified executive benefit plans will be supported by a benefits protection grantor trust, the assets of which are subject to the claims of the company's creditors. In the event of a Change in Control or Potential Change in Control of the company (as such terms are defined in the applicable plans), certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EXECUTIVE AGREEMENTS AND OTHER RELATIONSHIPS

    MS. HOPKINS. In April, we appointed Deborah Hopkins as our new Chief Financial Officer after Donald Peterson was named Chief Executive Officer of Avaya. Ms. Hopkins is a dynamic leader who came to Lucent with a proven record of success, having most recently been the Chief Financial Officer of Boeing. When Ms. Hopkins joined us, we entered into an agreement that set out our understanding with her on a number of subjects.

    The agreement provides that Lucent will pay

Ms. Hopkins a salary that will be no less than $650,000 per year and a target bonus equal to 100% of her base salary. For 2000, we agreed to pay Ms. Hopkins a bonus of at least $650,000.

    In order to encourage Ms. Hopkins to join Lucent and to address compensation that she would forfeit when she left Boeing, we provided Ms. Hopkins with a hiring bonus that included:

    - Stock options covering 654,744 shares that vest over three years.

    - 120,876 restricted stock units that vest over four years.

    - A cash bonus of $4 million.

    - Relocation benefits that included moving expenses and an agreement to make up any loss on the sale of her old residence and boat.

    If Ms. Hopkins chooses to leave Lucent other than for Good Reason or is terminated for cause, she will have to repay the $4 million cash bonus if she leaves within two years and will have to repay the relocation benefits if she leaves within one year. "Good Reason" means that there has been a material diminution in her salary or job responsibilities or that she is required to move more than 50 miles.

    The agreement also provides Ms. Hopkins with severance benefits that would be payable to Ms. Hopkins in the event Lucent terminates her employment for any reason other than for cause or if she chooses to leave the company within three months of an event constituting Good Reason. If either of these events occurs before April 2005, she would be entitled to a severance payment equal to two times her base salary plus target bonus in effect at the time she left Lucent. If Lucent terminates her employment after April 2005, she will be entitled to severance benefits consistent with those provided to other executive officers.

    If Lucent terminates her employment for any reason other than for cause or if she chooses to leave the company within three months of an event constituting Good Reason, Ms. Hopkins will be entitled to the following, regardless of when the event occurs:

    - All unvested stock options that were granted before April 2005 will vest and these options, to the extent not previously exercised, will remain exercisable for up to 90 days following termination of employment.

    - All restricted stock units that were granted before April 2005 that are not yet vested will become vested.

    In order to receive any of these severance benefits, Ms. Hopkins will have to sign a release and an agreement not to sue the company.

    MR. VERWAAYEN. Lucent hired Mr. Verwaayen in 1997 to lead the company's efforts to expand its business outside the United States. Before coming to Lucent, Mr. Verwaayen was president of PTT Telecom, the national telecommunications carrier of the Netherlands, and chairman of Unisource, a pan-European telecommunications company providing services to businesses and consumers. In order to persuade Mr. Verwaayen to leave those positions and join Lucent, we entered into an employment agreement with Mr. Verwaayen.

    In order to encourage Mr. Verwaayen to join Lucent and to compensate him for certain forfeitures he would experience by joining Lucent, the company provided Mr. Verwaayen with a hiring bonus that included, among other things, the following awards:

- An option to purchase 906,570 shares. One half of the option vested in 2000; an additional 25% of the option vests in each of 2001 and 2002.

- 342,482 restricted stock units that will vest in 2002.

    The company also guaranteed a portion of a loan provided by EAB Mortgage Company, Inc. to Mr. Verwaayen. The principal amount of the loan is due in 2027 or, if sooner, no later than 180 days after Mr. Verwaayen's employment with the company terminates. The largest amount guaranteed by the company since
October 1, 1999 under this arrangement was approximately $1.0 million.
Mr. Verwaayen and Lucent have entered into an indemnity agreement under which Mr. Verwaayen has agreed to reimburse the company for any amounts it pays pursuant to the guarantee.

    The agreement also provides Mr. Verwaayen with a customized pension described above under "Pension Plans" and a gross-up payment if he is subject to taxes outside the U.S. at a higher rate than in the U.S.

    The agreement also provides for Mr. Verwaayen to receive severance benefits in the event that, before September 2007, the company terminates his employment other than for cause or if Mr. Verwaayen resigns following certain adverse changes in the terms of his compensation or job responsibilities. These benefits would be calculated based on Mr. Verwaayen's then annual base salary and target annual incentive bonus or, if greater, 80% of his annual base salary, and would be an amount equal to twice Mr. Verwaayen's base salary and annual incentive bonus.

    In addition, if Mr. Verwaayen's employment with the company terminates because of his death or disability, or if the company terminates his employment other than for cause, prior to the tenth anniversary of the agreement, then all unexercised stock options and unvested restricted stock units included in his hiring bonus and unvested stock options granted pursuant to regular annual grants will vest, and all undistributed performance awards that are at least six months old (and all undistributed performance awards in the event of Mr. Verwaayen's death or disability) will be paid out at the end of the performance period without proration. Similar provisions apply in the event
Mr. Verwaayen resigns following certain adverse changes in the terms of his compensation or job responsibilities.

    The agreement contains a non-competition provision under which Mr. Verwaayen agrees not to engage in certain activities on behalf of named competitors of the company while he is employed by the company and for a period of one year following his termination of employment for any reason.

    MR. PETERSON. The employment agreement entered into by Mr. Peterson and AT&T in 1995 required the company to establish a special deferred compensation account in the amount of $190,000. Interest is compounded as of the end of each calendar quarter for as long as any sums remain in the account, and the quarterly rate of interest applied at the end of any calendar quarter is one-quarter of the average 30-year Treasury Note rate for the previous quarter. The amounts credited to the account vested in October 1999 and will be paid out by Avaya following Mr. Peterson's termination of employment with that company.

    MR. SCHACHT. During fiscal 2000, a privately held business, of which Mr. Schacht holds 80% of the equity interest and of which his son is the controlling shareholder, purchased and paid for call center equipment and consulting services for a total of approximately $800,000 in a transaction negotiated at arm's-length on terms typically offered to unaffiliated customers.

    Transition Arrangements. We have asked Mr. Schacht to serve as our Chief Executive Officer and he has announced his intention to remain in that position until we appoint a successor. While he is leading the company, we are searching for his successor. In light of the uncertainty that new leadership would bring for members of senior management and our desire to maintain continuity of our senior leadership during this rebuilding and transition period, we are developing additional retention arrangements and severance arrangements for selected officers including Ms. Hopkins and Messrs. Dickson and Verwaayen. We expect that these arrangements will provide for cash payments and accelerated vesting of equity awards in the event of an involuntary termination. We are also developing arrangements with each of Ms. Hopkins and Mr. Verwaayen that would apply if they choose to leave Lucent after a new Chief Executive Officer is appointed and in addition, in the case of Mr. Verwaayen, if he remains with the company for a year and a half and then chooses to leave Lucent.

                                 OTHER MATTERS

    Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

    You can obtain a transcript of the meeting by writing to Shareowner Meeting Transcript Requests, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

                                  Henry B. Schacht
                                  Chairman of the Board and
                                  Chief Executive Officer
January 8, 2001

                                                                      Appendix A

                            AUDIT COMMITTEE CHARTER
                       OF THE AUDIT AND FINANCE COMMITTEE
                           OF THE BOARD OF DIRECTORS
           ----------------------------------------------------------

PURPOSE

    1.1 The Audit and Finance Committee is appointed by the Board of Directors of the Company to assist the Board in fulfilling its oversight responsibilities.

    1.2 The Committee's primary audit committee duties and responsibilities are to assist the Board with respect to:

    - The adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial reports to the public.

    - The independence and performance of the Company's internal auditors and external independent auditor ("Independent Auditor").

    - The Company's compliance with legal and regulatory requirements.

    1.3 The Committee shall have the authority, in its discretion, to conduct investigations and retain, at the Company's expense, special legal, accounting or other consultants or experts to advise the Committee.

MEMBERSHIP

    2.1 The Committee shall be comprised of not less than three members of the Board.

    2.2 All members of the Committee shall meet the independence requirements of the New York Stock Exchange as interpreted by the Board in its business judgment.

    2.3 Each Committee member shall be financially literate as such qualification is interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the Committee.

    2.4 At least one member of the Committee shall have accounting or related financial management expertise as the Board interprets such qualification in its business judgment.

COMMITTEE MEETINGS

    3.1 The Committee shall hold meetings at least quarterly each fiscal year, and at any additional time as either the Board or Committee deems necessary.

    3.2 The Committee may request that members of management and/or the Company's Independent Auditor be present as needed.

    3.3 Annually, the Committee shall meet, in separate private sessions, with each of (i) the Company's chief financial officer, (ii) the Company's senior internal auditing executive, and (iii) the Independent Auditor.

    3.4 Minutes of each meeting will be kept and distributed to the entire
Board.

GENERAL PRINCIPLES AS TO INDEPENDENT AUDITOR

    4.1 The Committee adopts the following principles with respect to the Company's Independent Auditor:

        a. The Committee shall recommend to the Board the appointment of the Independent Auditor which is ultimately accountable to the Board and the Committee.

        b. The Committee shall evaluate the performance of the Independent Auditor and, if so determined by the Committee, recommend that the Board replace the Independent Auditor. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's Independent Auditor.

        c. The Committee shall review and approve the fees to be paid to the Independent Auditor.

        d. If the Company's Independent Auditor identifies a significant problem which is not being adequately addressed by management, it should be communicated to the Committee.

    4.2 The Committee shall undertake the following with respect to the Independent Auditor's independence:

        a. Ensure that the Independent Auditor submits annually, a formal written statement including the written disclosures required by Independence Standards Board Standard No. 1 delineating all relationships between the Independent Auditor and the Company.

        b. Actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor.

        c. Recommend, if determined by the Committee to be called for, that the Board take appropriate action in response to the Independent Auditor's report to satisfy itself of the Independent Auditor's independence.

PRIMARY RESPONSIBILITIES--AUDIT

AUDITS

    5.1 The Committee shall review and discuss with management the audited financial statements of the Company and the results of the year-end audit by the Company's Independent Auditor and internal auditing.

    5.2 The Committee shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 61.

    5.3 Based on the review and discussions with management and the Independent Auditor referred to in paragraphs 4.2, 5.1 and 5.2 above, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company's annual report on Form 10-K (or incorporated from the Annual Report to Shareowners).

    5.4 The Committee or the Chairman of the Committee shall discuss with management and the Company's Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 71 regarding the interim quarterly financial statements prior to filing the Form 10-Q with the Securities and Exchange Commission.

INTERNAL CONTROLS

    5.5 The Committee shall discuss with management and the Independent Auditor:

        a. The adequacy of the Company's internal accounting controls and the financial reporting process.

        b. The status of internal control recommendations made by the Independent Auditor and internal auditing.

    5.6 The Committee shall periodically receive reports from and discuss with the Company's General Counsel the adequacy of the policies and practices of the Company related to compliance with key regulatory requirements, conflicts of interest and ethical conduct.

OTHER

    5.7 The Committee shall periodically receive reports from and discuss with the Company's General Counsel any material government investigations, litigation or legal matters.

SCOPE OF RESPONSIBILITIES

    6.1 The Committee shall:

        a. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

        b. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    6.2 While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Independent Auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

[LOGO]

                           LUCENT TECHNOLOGIES INC.
                        2001 EMPLOYEE STOCK PURCHASE PLAN

     The Lucent Technologies Inc. 2001 Employee Stock Purchase Plan (the "Plan") shall become effective as of the Effective Date if approved by the shareowners of the Company. The purpose of the Plan is to provide an opportunity for Eligible Employees to purchase Stock pursuant to a plan which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and, therefore, to have an additional incentive to contribute to the success of the Company.

         It is intended that:

         - the Plan be implemented by consecutive offering periods with the first offering period expected to begin on July 1, 2001 and to end on April 30, 2003, and with subsequent offering periods generally running for 24 months beginning May 1 of every other year.

         - each offering period will consist of four purchase periods, with the first purchase period expected to begin on July 1, 2001 and subsequent purchase periods generally beginning on either May 1 or November 1 and lasting six months.

1.       DEFINITIONS

         Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and plural forms of the terms defined).

     (a)  "Code" means the Internal Revenue Code of 1986, as amended.

     (b) "Committee" means the committee appointed to administer the Plan pursuant to Section 13.

     (c) "Company" means Lucent Technologies Inc., a Delaware corporation.

     (d) "Disability" means termination of employment under circumstances where the Participant qualifies for and receives payments under a long-term disability pay plan maintained by the Company or any Subsidiary or as required by or available under applicable local law.

     (e) "Effective Date" means July 1, 2001.

     (f) "Eligible Compensation" means total cash compensation received from the Company or a Participating Subsidiary as regular compensation during a Purchase Period. By way of illustration, and not by way of limitation, Eligible Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation expense reimbursements, foreign service premiums, tuition and other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company, any Participating Subsidiary or any Parent.

     (g) "Eligible Employee" means an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Company or a Participating Subsidiary on the Company's or Participating Subsidiary's payroll records during the relevant participation period. In no event shall an Eligible Employee include an employee who, immediately after the Option is granted, owns (within the meaning of Code Sections 423(b)(3) and 424(d)) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of a Parent or Subsidiary.

     (h) "Entry Date" means, with respect to any Offering Period, the first Trading Day of the Offering Period or, for an Eligible Employee who becomes a Participant after the first Trading Day of the Offering Period (including a Participant who withdraws from the Plan under Section 5 and subsequently re-enrolls), the first Trading Day of the first Purchase Period that begins after he or she elects to enroll (or re-enroll) in the Plan.

     (i) "Fair Market Value" means the average of the high and low price of a share of Stock on the New York Stock Exchange on the relevant date.

     (j) "Initial Offering Period" means the Offering Period commencing on the Effective Date.

     (k) "Initial Purchase Period" means the Purchase Period commencing on the Effective Date.

     (l) "Offering Period" means, in the case of the Initial Offering Period, the period beginning on the Effective Date and ending on April 30, 2003, and in the case of subsequent Offering Periods, the period of approximately twenty-four
(24) months beginning on the first Trading Day on or after the May 1 immediately following the end of the preceding Offering Period and ending on the last Trading Day in April in the second succeeding calendar year. No Offering Period may be longer than twenty-seven (27) months. The duration and timing of Offering Periods may be changed or modified by the Committee.

     (m) "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

     (n) "Parent" means a "parent corporation" with respect to the Company, as defined in Code Section 424(e).

     (o) "Participant" means an Eligible Employee who has complied with the provisions of Section 3.

     (p) "Participating Subsidiary" means any present or future Subsidiary that the Committee designates to be eligible to participate in the Plan, and that elects to participate in the Plan.

     (q) "Periodic Deposit Account" means the bookkeeping account established and maintained by the Company to which shall be credited, pursuant to Section 4, amounts received from Participants for the purchase of Stock under the Plan.

     (r) "Plan" means this Lucent Technologies Inc. 2001 Employee Stock Purchase Plan.

     (s) "Purchase Date" means the last Trading Day of each Purchase Period.

     (t) "Purchase Limit" means 500. The Purchase Limit may be changed from time to time by the Committee, effective with the first Offering Period beginning after the change.

     (u) "Purchase Period" means, in the case of the Initial Purchase Period, the period beginning on the Effective Date and ending on October 31, 2001, and thereafter, the period beginning on the first day of the month following the preceding Purchase Date and ending on the last day of the fifth calendar month following the month in which the Purchase Period begins. The duration and timing of Purchase Periods may be changed or modified by the Committee.

     (v) "Retirement" means termination of the employment of a Participant with the Company or any Subsidiary under circumstances where: (i) the Participant is entitled to a Service Pension under the Lucent Retirement Income Plan or the Lucent Technologies Inc. Pension Plan; (ii) the Participant is eligible to receive a similar benefit under a comparable plan or arrangement with the Company or a Subsidiary; or (iii) the sum of the Participant's years of service with the Company and attained age at termination equals or exceeds seventy five
(75). Any determination with respect to these matters shall be made by the Committee in its sole discretion.

     (w) "Stock" means shares of common stock, par value $0.01 per share, of the Company.

     (x) "Stock Purchase Account" means the account established with a broker designated by the Company to which shall be credited, pursuant to Section 7, Stock purchased upon exercise of an Option under the Plan.

     (y) "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if at the time of the granting of the Option, each of the corporations, other than the last corporation, in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (z) "Trading Day" means a day on which the New York Stock Exchange is open for trading.

2.   STOCK SUBJECT TO PLAN

     Subject to the provisions of Section 11, up to 250 million shares of Stock may be sold under the Plan, and such Stock may be newly issued shares, treasury shares or shares acquired in the market or otherwise.

3.   PARTICIPATION

     (a) Any Eligible Employee may elect to become a Participant by following procedures adopted by the Committee. Elections to become a Participant shall be effective as of the beginning of the first Purchase Period beginning after the election is made. Eligible Employees who had in effect elections to participate in the Company's 1996 Employee Stock Purchase Plan when it terminated shall be deemed to be Participants on the Effective Date.

     (b) At the time he or she elects to become a Participant, each Participant must authorize payroll deductions in a whole percentage amount equaling at least 1%, and not exceeding 10%, of his or her Eligible Compensation to be deposited periodically in his or her Periodic Deposit Account under Section 4.

     (c) Payroll deduction elections may be changed from time to time within the limits described above. Any change in election will become effective at the earliest practicable time, as determined by the Committee, but not before the beginning of the month following the month in which the change is made or, if later, the beginning of the Participant's first pay period after making the change.

     (d) Except as provided elsewhere in the Plan, a Participant's election to participate in the Plan and payroll deduction election shall continue in effect until the Participant withdraws from the Plan or terminates employment.

     (e) All Participants shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided, however, that Participants participating in a sub-plan adopted pursuant to Section 15 which is not designed to qualify under Code Section 423 need not have the same rights and privileges as Participants participating in the Plan but not that sub-plan.

     (f) To comply with Code Section 423(b)(8), the Committee may reduce a Participant's payroll deductions to zero percent (0%) at any time during a Purchase Period.

4.   PERIODIC DEPOSIT ACCOUNTS

     The Company shall maintain a Periodic Deposit Account for each Participant and shall credit to that account in U.S. dollars all amounts received under the Plan from the Participant. No interest will be paid to any Participant or credited to his or her Periodic Deposit Account under the Plan with respect to such funds. Except as otherwise set forth herein, all amounts credited to a Participant's Periodic Deposit Account shall be used to exercise under Section 7 the Participant's Option. Any balance remaining in a Participant's Periodic Deposit Account at the end of a Purchase Period, after the exercise of the Participant's Option, will be refunded to the Participant.

5.   WITHDRAWAL

     A Participant may withdraw all but not less than all amounts credited to his or her Periodic Deposit Account and not yet used to exercise his or her Option under the Plan by following procedures established by the Committee. All amounts credited to such Participant's Periodic Deposit Account shall be paid to such Participant thereafter. Upon any such withdrawal, the Participant shall be deemed to have elected to make no further contributions to purchase Stock under the Plan (i.e., his or her contribution designation will become zero) and to have withdrawn from the Plan. The Committee may establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

6.   GRANT OF OPTION

     (a) Each Participant shall be granted on each Entry Date for such Participant an Option to purchase on each subsequent Purchase Date in the relevant Offering Period a number of shares of Stock equal to the Purchase Limit.

     (b) Notwithstanding Section 6(a), no Participant shall be granted an Option which permits his or her rights to purchase stock under the Plan or under any other employee stock purchase plan of the Company or of any Parent or Subsidiary which is intended to qualify under Code Section 423, to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Code
Section 423(b)(8). In addition, no Participant may purchase in any Purchase Period a number of shares of Stock greater than the Purchase Limit, unless otherwise determined by the Committee.

     (c) The purchase price to be paid on each Purchase Date under an Option shall be the lower of

     (1) a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Fair Market Value of a share of Stock on the Entry Date on which an Option is granted, or

     (2) the Designated Percentage of the Fair Market Value of a share of Stock on the Purchase Date.

     (d) The Committee may change the Designated Percentage with respect to any future Offering Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the purchase price shall be the Designated Percentage of the Fair Market Value of a share of Stock on the Purchase Date. Unless and until changed by the Committee, the Designated Percentage shall be 85%.

7.   PURCHASE OF STOCK; STOCK PURCHASE ACCOUNTS

     (a) On each Purchase Date, a Participant's Option shall be exercised automatically for the purchase of that number of shares of Stock which the accumulated payroll deductions credited to the Participant's Periodic Deposit Account at that time shall purchase at the applicable price specified in Section
6. Notwithstanding the foregoing, the Company or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Company or any Subsidiary is required by law or regulation of any governmental authority to withhold. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan.

     (b) Following exercise of an Option by a Participant pursuant to this
Section 7, the Company shall deliver to the Participant's Stock Purchase Account the whole and fractional shares of Stock purchased at that time. If necessary to comply with transaction requirements outside the United States, the Company may issue a certificate for the number of full shares purchased under the Plan by a Participant and return any remaining payroll deductions rather than delivering shares to a Stock Purchase Account. Prior to the commencement of any Offering Period, the Committee may require that Stock purchased during that Offering Period be retained for a designated period of time in the Stock Purchase Account of the Participant purchasing the Stock.

     (c) Notwithstanding the foregoing, if the Committee determines that, on a given Purchase Date, the number of shares of Stock with respect to which Options are to be exercised may exceed (1) the number of shares that were available for sale under the Plan on the earliest Entry Date of the applicable Offering Period, or (2) the number of shares available for sale under the Plan on such Purchase Date, the Committee may, in its sole discretion, provide (x) that the Company shall make a pro rata allocation of the shares of Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options on such Purchase Date, and continue the Plan as then in effect, or (y) that the Company shall make a pro rata allocation of the shares available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants, and terminate the Plan. The Company may make one of the allocations described in the preceding sentence notwithstanding the authorization of additional shares for issuance under the Plan by the Company's stockholders subsequent to the applicable Entry Date.

8.   RIGHTS ON DEATH, RETIREMENT, TERMINATION OF EMPLOYMENT

     (a) Except as provided in Section 8(c), if a Participant dies or terminates employment under circumstances constituting Retirement or Disability, all amounts credited to that Participant's Periodic Deposit Account shall be used on the next Purchase Date to purchase Stock under Section 7.

     (b) If a Participant terminates employment for any reason other than death, Retirement or Disability, or if the corporation that employs a Participant ceases to be a Participating Subsidiary, then to the extent practicable, no further amounts shall be credited to the Participant's Periodic Deposit Account after such event, and all amounts credited to the Participant's Periodic Deposit Account shall be returned to the individual.

     (c) Notwithstanding anything in this Plan to the contrary and except to the extent permitted under Code Section 423(a), a Participant's Option shall not be exercisable more than three months after the Participant retires or otherwise ceases to be employed by the Company or a Subsidiary including without limitation as a result of the corporation that employs the Participant ceasing to be a Subsidiary.

9.   RESTRICTION UPON ASSIGNMENT

     An Option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant. The Company will not recognize and shall be under no duty to recognize any assignment or purported assignment by a Participant, other than by will or the laws of descent and distribution, of the Participant's interest in the Plan or of his or her Option or of any rights under his or her Option.

10.  NO RIGHTS OF STOCKHOLDER UNTIL EXERCISE OF OPTION AND ISSUANCE OF STOCK

     A Participant shall not be deemed to be a stockholder of the Company, nor have any rights or privileges of a stockholder, with respect to the number of shares of Stock subject to an Option. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, the Participant's Option is exercised pursuant to Section 7 and the Stock purchased by the Participant at that time has been credited to the Participant's Stock Purchase Account.

11.  ADJUSTMENTS FOLLOWING CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS

     (a) If, while any Options are outstanding, the outstanding shares of Stock have increased or decreased, or have changed into or been exchanged for a different number or kind of shares or securities of the Company, or there has been any other change in the capitalization of the Company, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares of Stock that may be purchased under the Plan, in the number and/or kind of shares which are subject to purchase under outstanding Options and to the purchase price or prices applicable to such outstanding Options.

     (b) In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding Options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

     (c) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (1) each Option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date, and all outstanding Options shall be exercised on such date, or (3) all outstanding Options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants.

12.  USE OF FUNDS; REPURCHASE OF STOCK

     All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. The Company shall not be required to repurchase from any person shares of Stock which such person has acquired under the Plan.

13.  ADMINISTRATION BY COMMITTEE

     (a) The board of directors of the Company, or its delegate, shall appoint a Committee, which shall be composed of one or more members, to administer the Plan on behalf of the Company. Each member of the Committee shall serve for a term commencing on the date specified by the board of directors of the Company, or its delegate, and continuing until he or she dies or resigns or is removed from office by such board of directors, or its delegate. Unless and until the board of directors shall make a different appointment, the Corporate Governance and Compensation Committee of the board of directors shall be the Committee.

     (b) It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to:

          (i) determine when the initial and subsequent Offering Periods and Purchase Periods will commence;

          (ii) interpret the Plan and the Options;

          (iii) adopt such rules for the administration, interpretation, and application of the Plan as are consistent with the Plan and Code Section 423; and

          (iv) interpret, amend, or revoke any such rules.

     (c) In its absolute discretion, the board of directors of the Company may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. The Committee may delegate any of its responsibilities under the Plan by designating in writing other persons to carry out any or all of such responsibilities.

     (d) All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon all Participants, the Company and all other interested persons.

14.  NO RIGHTS AS AN EMPLOYEE

     Nothing in this Plan nor any Option shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company and Subsidiaries to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause, to the extent otherwise permitted under law.

15.  FOREIGN JURISDICTIONS

     The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

     The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 2, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

16.  SECURITIES LAWS REQUIREMENTS

     The Company shall not be under any obligation to issue Stock upon the exercise of any Option unless and until the Company has determined that: (i) it has taken all actions required to register the Stock under the Securities Act of 1933; (ii) any applicable listing requirement of any stock exchange on which the Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

17.  AMENDMENT OF THE PLAN

     The board of directors of the Company, or its delegate, may amend, suspend, or terminate the Plan at any time; provided that approval by the vote of the holders of more than 50% of the shares of the Stock present or represented by proxy and entitled to vote shall be required to increase the number of shares of Stock reserved for the Options under the Plan.

18.  TERM OF PLAN

     Unless earlier terminated by the board of directors of the Company, the Plan shall continue until no further shares of Stock are available for purchase hereunder, at which time the Plan and any outstanding Options shall terminate.

19.  EFFECT UPON OTHER PLANS

     The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent or Subsidiary, except to the extent required by Section 6(b) or applicable law. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

20.  GOVERNING LAW.

     The Plan shall be governed by Delaware law, without regard to that State's conflicts of law rules.

21.  TITLES

     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

                                ADMISSION TICKET
                          ANNUAL MEETING OF SHAREOWNERS
                       FEBRUARY 21, 2001 9:00 a.m. E.S.T.
                           LINDA W. CHAPIN AUDITORIUM
                         ORANGE COUNTY CONVENTION CENTER
                   9800 INTERNATIONAL DRIVE, ORLANDO, FLORIDA

       THIS ADMISSION TICKET ADMITS THE NAMED SHAREOWNER(S) AND ONE GUEST



DIRECTIONS:
1) FROM SOUTHWEST: Take
Interstate 4 East to Exit 28
(Beeline Expressway). Go east on
Beeline Expressway to Exit 1
(International Drive). Go north
on International Drive for
approximately one mile to
Convention Center.

2) FROM SOUTHEAST: Take I-95         [Map to Orange County Convention Center
North to the Beeline Expressway                   appears here]
(SR 528). Go west on Beeline
Expressway to Exit 1                  NOTE: The Orange County Convention Center
(International Drive). Go north       is located directly across the street from
on International Drive for            the Peabody Orlando Hotel.
approximately one mile to
Convention Center.

3) FROM NORTHEAST: Take
Interstate 4 West to the Beeline
Expressway (SR 528). Go east on
Beeline Expressway to Exit 1
(International Drive). Go north
on International Drive for
approximately one mile to
Convention Center.

4) FROM NORTHWEST: Take
Interstate 75 South to Florida's
Turnpike. Go south on Florida's
Turnpike to Interstate 4 to
Beeline Expressway (SR 528). Go
east on Beeline Expressway to
Exit 1 (International Drive). Go
north on International Drive for
approximately one mile to
Convention Center.

NOTE: Parking will be available at the Convention Center for a cost of $7.00. Free shuttle buses will transport shareowners from the parking lot to the front of the Convention Center from 7:00 A.M. until approximately one hour after the Annual Meeting concludes.



PROXY CARD                                                                [LOGO]
--------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert C. Holder, Deborah C. Hopkins and Richard J. Rawson, or any of them as proxies, with full power of substitution, to vote as directed all shares of common stock of Lucent Technologies Inc. the undersigned is entitled to vote at the 2001 Annual Meeting of Shareowners of Lucent Technologies Inc. to be held in the Linda W. Chapin Auditorium of the Orange County Convention Center, 9800 International Drive, Orlando, Florida at 9:00 a.m., E.S.T. on February 21, 2001. This proxy card also provides voting instructions for shares held in BUYDIRECT-SM- and, if registrations are identical, shares held in the various employee stock purchase and benefit plans as described in the proxy statement. THIS PROXY AUTHORIZE(S) EACH OF THE PERSONS NAMED ABOVE TO VOTE AT HIS OR HER DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, MY (OUR) SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

                    (Continued, and to be signed and dated on the reverse side.)


                                                        LUCENT TECHNOLOGIES INC.
                                                        P.O. BOX 1162
COMMENTS: _______________________                       NEWARK, NJ 07101-9664

_________________________________

_________________________________

_________________________________
If you have written in the above space, please mark the comments notification box on the reverse side.

                             YOUR VOTE IS IMPORTANT
                          VOTE BY INTERNET/TELEPHONE
                         24 HOURS A DAY, 7 DAYS A WEEK

                                                                       [GRAPHIC]

            INTERNET                            TELEPHONE                            MAIL
            --------                            ---------                            ----
HTTP://PROXY.SHAREHOLDER.COM/LU               1-800-480-0407

- Go to the website address          - Use any touch-tone telephone.   - Mark, sign and date your proxy
  listed above.                                                          card.

- Have your proxy card ready.        - Have your proxy card ready.     - Detach your proxy card.

- Enter your control number    OR    - Enter your control number   OR  - Return your proxy card in the
  located in the box below.    --      located in the box below.   --    postage-paid envelope
                                                                         provided.

- Follow the simple instructions     - Follow the simple recorded
  that appear on your computer         instructions.
  screen.

                                            Your Internet or telephone vote
                                            authorizes the named proxies to
                                            vote your shares in the same manner
                                            as if you marked, signed and
                                            returned your proxy card.

                                                       1-800-480-0407

                                                   CALL TOLL-FREE TO VOTE
                                             THERE IS NO CHARGE FOR THIS CALL!!

                                               --------------------------------
                                              /                                /
                                              /                                /
                                              /                                /
                                              /         CONTROL NUMBER         /
                                              / FOR INTERNET/TELEPHONE VOTING  /
                                               --------------------------------


THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 12:01 A.M. E.S.T. ON FEBRUARY 21, 2001.

                         PLEASE DETACH PROXY CARD HERE.


/ /                                                                 PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND
2 AND A VOTE "AGAINST" ITEM 3.

1. ELECTION OF A DIRECTOR--The Board of Directors recommends a vote "FOR" the following nominee:

    Franklin A.Thomas

         / /  FOR         / /  WITHHOLD

2. DIRECTORS' PROPOSAL--Approve the Lucent Technologies Inc. 2001 Employee Stock Purchase Plan

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.  SHAREOWNER PROPOSAL--Evelyn Y. Davis--
    Repeal Classified Board

            / /  FOR            / /  AGAINST            / /  ABSTAIN




/ /  I have included comments, or
     a change of address.

/ /  I plan to attend the annual
     meeting.

/ /  I agree to access future
     proxy statements and annual
     reports over the Internet.


                                      Please sign exactly as name or names
                                      appear on this proxy. When signing as
                                      attorney, executor, administrator,
                                      trustee, custodian, guardian or
                                      corporate officer, give full title. If
                                      more than one trustee, all should sign.

                                      Dated:____________________________________


                                      __________________________________________
                                               Signature of Shareowner

                                      __________________________________________
                                               Signature of Shareowner


                               _________________________________________________
                               VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.